Exhibit 99.1

United States Antimony Announces the Appointment

of a New Independent Board Member

~ Jon R. Marinelli ~

“The Critical Minerals and ZEO Company”

~ Antimony, Cobalt, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / November 25, 2025 / United States Antimony Corporation (“USAC,” “US Antimony,” or the “Company”), (NYSE American: UAMY) (NYSE Texas: UAMY), a leading producer and processor of antimony, zeolite, and other critical minerals, and the only fully integrated antimony company in the world outside of China and Russia, is pleased to announce the addition of Jon R. Marinelli as an Independent Director to USAC’s board of directors effective yesterday. With Mr. Marinelli’s appointment, the USAC board size increases to seven members, five of which are Independent. Mr. Marinelli has also been appointed Chairman of a new board committee formed yesterday, the Finance Committee.

Mr. Marinelli is a seasoned financial executive and investment professional with more than 25 years of experience in capital markets, M&A, and strategic advisory roles, and has an early-career background in technology. He is the Founder and Principal of 1042 Capital Partners, where he manages public and private investments. Previously, he served as Group Head and Managing Director of U.S. Energy at BMO Capital Markets, and before that held senior roles in Deutsche Bank’s Global Banking–Natural Resources Group, the successor to Bankers Trust. Over his career, Mr. Marinelli has advised on more than $285 billion in M&A, public and private equity, and debt transactions. He holds an MBA from Rice University and a BS from Miami University.

Commenting on the appointment of Jon R. Marinelli to the board of directors, Mr. Gary C. Evans, Chairman and CEO of USAC stated, “Jon and I have been working together for over twenty-seven years now. He has been involved with a combination of financing, investment banking, and advisory services for my prior companies when he was employed at Bankers Trust, Deutsche Bank, and BMO. The totality of these various financings exceeds $5 Billion over this period of time. We are at a point in USAC’s life cycle where strong successful business acumen is a continuous need. I look forward to working with Jon again and anticipate him being a large contributor to our existing outstanding board of directors.”

In response, Jon R. Marinelli stated, “I am delighted to join the Board of United States Antimony Corporation. The Company’s unique position in North America’s antimony and critical minerals supply chain, combined with its ambition for scale and disciplined execution, presents a rare and compelling opportunity. I look forward to working closely with the Board and management team, bringing my financial, strategic advisory, and capital-markets experience to support disciplined growth, prudent capital deployment, and long-term value creation.”

About USAC:

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," “U.S. Antimony,” the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S. and Canada. The Company processes third party ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its Bear River Zeolite (“BRZ”) facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. During 2024 and 2025, the Company began acquiring mining claims and leases located in Montana, Alaska and Ontario, Canada in an effort to expand its operations as well as its product offerings.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s future operations, production levels, financial performance, business strategy, market conditions, demand for antimony, zeolite, other critical minerals, and precious metals, expected costs, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “could,” and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Investor Relations Contact:	Media Relations Contact:

Jonathan Miller, VP, Investor Relations	Edge Consulting, Inc.
4438 W. Lovers Lane, Unit 100	Anthony D. Andora
Dallas, TX 75209	1560 Market Street, Ste. 701
E-Mail: Jmiller@usantimony.com	Denver, Colorado 80202
Phone: 406-606-4117	Email: Anthony@EdgeConsultingSolutions.com
Phone: 720-317-8927